EXHIBIT INDEX


Exhibit A: Attachment to item 77B:
           Accountants report on internal control

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Exhibit A:

To the Board of Directors of
The DFA Investment Trust Company:

In planning and performing our audit of the financial statements and financial highlights of The DFA Investment
Trust Company (consisting of The U.S. Large Company Series,
The Enhanced U.S. Large Company Series, The U.S. Large Cap
Value Series, The Tax-Managed U.S. Marketwide Value Series,
The U.S. 4-10 Value Series, The U.S. 6-10 Value Series, The
U.S. 6-10 Small Company Series, The U.S. 9-10 Small Company
Series, The DFA International Value Series, The Japanese
Small Company Series, The Pacific Rim Small Company Series,
The United Kingdom Small Company Series, The Continental
Small Company Series, The Emerging Markets Series, The
Emerging Markets Small Cap Series, The DFA One-Year Fixed
Income Series and The DFA Two-Year Global Fixed Income
Series) for the year ended November 30, 1999, we considered each portfolio's internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of The DFA Investment Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of November 30, 1999.

This report is intended solely for the information and use of management, the Board of Directors of The DFA Investment
Trust Company and the Securities and Exchange Commission.


PricewaterhouseCoopers, LLP
Philadelphia, Pennsylvania
January 14, 2000